Exhibit (14)(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Matthews International Funds of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appears in Matthews Emerging Asia Fund and Matthews Asia Small Companies Fund’s (two of the funds constituting Matthews International Funds) Annual Reports on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

San Francisco, California

March 26, 2021